Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

USA Technologies, Inc.
Malvern, Pennsylvania

We hereby consent to the incorporation by reference in this Registration Statement of our reports dated October 9, 2019, relating to the consolidated financial statements, the effectiveness of USA Technologies, Inc.’s internal control over financial reporting, and schedules of USA Technologies, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2019. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2019.

/s/ BDO USA, LLP
Philadelphia, Pennsylvania
October 16, 2019